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                                                                     EXHIBIT 3.1




                AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                                 RBF FINANCE CO.

         Pursuant to Section 245 of the Delaware General Corporation Law, RBF FINANCE CO., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

         1. The name of the corporation is RBF Finance Co. The date of filing of its original Certificate of Incorporation with the Secretary of State was March 19, 1999

         2. This Amended and Restated Certificate of Incorporation restates and amends the Certificate of Incorporation of this corporation by adding Article TWELFTH, as follows:

                  "TWELFTH; At least one director of the Company (an "Independent Director") shall be none of (i) a member of the Board of Directors, officer, employee or 10% beneficial owner of the outstanding Capital Stock of any Affiliate or other person or entity owning beneficially more than 10% of the outstanding shares of capital stock of the Company (an "Affiliated Entity") or (ii) a director, officer, employee or 5% beneficial owner of the outstanding Capital Stock, of any such Affiliated Entity's Subsidiaries or Affiliates (other than Company).

                  For purposes of this Article TWELFTH, "Affiliate" means, as to any Person, any other Person which directly or indirectly controls, or is under common control with, or is controlled by, such Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "under common control with," and "controlled by") and as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of Voting Stock, by agreement or otherwise, provided, further, that beneficial ownership of 10% or more of the Voting Stock of a Person (on a fully diluted basis) shall be deemed to be control."

         3. The text of the Certificate of Incorporation is amended hereby to read as herein set forth in full:

                AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                                 RBF FINANCE CO.

         I, the undersigned, for the purposes of incorporating and organizing a corporation under the General Corporation Law of the State of Delaware, do execute this Certificate of Incorporation and do hereby certify as follows:

                  FIRST: The name of the Company is RBF FINANCE CO. (hereinafter the "Company").
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                  SECOND: The address of the registered office of the Company in the State of Delaware is 1209 Orange Street, Corporation Trust Center, in the City of Wilmington, County of New Castle. The name of its registered agent at that address is The Corporation Trust Company.

                  THIRD:  The purposes of the Company are:

                           (1) to issue and sell up to $400 million of its Senior Secured Notes due 2006, and up to $400 million of its Senior Secured Notes due 2009 (collectively, the "Secured Notes"), pursuant to a Purchase Agreement (the "Purchase Agreement"), which notes will be governed by the Indenture and subject to a Registration Rights Agreement (the "Registration Rights Agreement");

                           (2) to loan the proceeds from the issuance and sale of the Secured Notes to R&B Falcon Corporation ("R&B"), which loans shall be evidenced by notes issued by R&B (the "R&B Notes") and secured by:

                           (i) first priority ship mortgages on eight drilling rigs owned by R&B (the "Ship Mortgages");

                           (ii) by the collateral assignment of certain rights of R&B in shipyard contracts for the construction of two additional drilling rigs, to be replaced by first priority ship mortgages on such rigs upon their completion and delivery (the "Additional Ship Mortgages");

                           (iii) by security interests in certain equipment purchased by R&B for use in the construction of the two additional drilling rigs; and

                           (iv) by certain other collateral (the assignments of the contract rights, the security interests and the other collateral referred to herein, collectively, the "Additional Security");

                           (3) to collaterally assign to a collateral agent for the benefit of the holders of the Secured Notes, as security for the performance of the Company's obligations under the Secured Notes, the Company's rights under the R&B Notes and the liens securing such R&B Notes; and

                           (4) to do all other things the Company deems necessary, incidental or convenient to achieve the purposes of the Company as set forth herein, including, without limitation, modifying, amending or supplementing the Secured Notes, the R&B Notes or the Indenture, enforcing or protecting its rights under or to the R&B Notes, the Ship Mortgages, the Additional Ship Mortgages and the Additional Security, and satisfying the requirements of or its obligations under the Secured



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                           Notes, the Purchase Agreement, the Indenture and the
                           Registration Rights Agreement.

                           (5) to, in addition to the powers and authority hereinbefore or by statute expressly conferred upon them, exercise all such powers and do all such acts and things as may be exercised or done by the Company, subject, nevertheless, to the provisions of the GCL, this Certificate of Incorporation, and any By-Laws adopted by the stockholders; provided, however, that no By-Laws hereafter adopted by the stockholders shall invalidate any prior act of the directors which would have been valid if such By-Laws had not been adopted.

                  FOURTH: Notwithstanding any other provision of this Certificate of Incorporation, the Bylaws or any provision of law that otherwise so empowers the Company, the Company shall do each of the following:

                           (1) maintain its own bank accounts separate from any other Person;

                           (2) maintain its own corporate books and records separate from any other Person;

                           (3) produce annual financial statements which disclose the effects of its operations in accordance with generally accepted accounting principles in the United States;

                           (4) fund its own operating expenses and other obligations; and

                           (5) identify itself in all dealings with the other Persons and the public under its own name and as a separate and distinct entity and not identify itself as being a division or part of any other Person.

                  FIFTH: Notwithstanding any other provision of this Certificate of Incorporation, the Bylaws of the Company or any provision of law that otherwise so empowers the Company, the Company shall not do any of the following:

                           (1) engage in any business or activity other than in connection with, relating to or facilitating the activities set forth above in Articles THIRD and FOURTH;

                           (2) incur any Indebtedness, or assume or guaranty any Indebtedness of any other entity other than Subordinated Obligations owing to R&B;

                           (3) commingle its assets with those of other Persons;

                           (4) dissolve or liquidate, in whole or in part;

                           (5) without the affirmative vote of 100% of the members of the Board of Directors of the Company, consolidate or merge with or into any other entity or






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                           convey or transfer its properties and assets
                           substantially as an entirety to any other entity; or

                           (6) without the affirmative vote of 100% of the members of the Board of Directors of the Company, institute proceedings to wind up, liquidate or be adjudicated a bankrupt or insolvent, or consent to the institution of winding up, liquidation, bankruptcy or insolvency proceedings against it, or file a petition seeking or consent to reorganization or relief under any applicable law relating to bankruptcy, or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Company or a substantial part of its property, or make any assignment for the benefit of creditors, or admit in writing its inability to pay its debts generally as they become due, or take any corporate action in furtherance of any such action.

                  SIXTH; The total number of shares of stock which the Company shall have authority to issue is One Thousand (1,000) shares of Common Stock, each having a par value of one cent ($.01) per share.

                  SEVENTH; The following provisions are inserted for the management of the business and the conduct of the affairs of the Company, and for further definition, limitation and regulation of the powers of the Company and of its directors and stockholders:

                           (1) The business and affairs of the Company shall be
                  managed by or under the direction of the Board of Directors.

                           (2) The directors shall have concurrent power with
                  the stockholders to make, alter, amend, change, add to or repeal the By-Laws of the Company.

                           (3) The number of directors of the Company shall be
                  as from time to time fixed by, or in the manner provided in, the By-Laws of the Company. Election of directors need not be by written ballot unless the By-Laws so provide.

                           (4) No director shall be personally liable to the
                  Company or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability
                  (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the GCL or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this Article FIFTH by the stockholders of the Company shall not adversely affect any right or protection of a director of the Company existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

                           (5) In addition to the powers and authority
                  hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Company, subject, nevertheless, to the provisions of the GCL, this Certificate of Incorporation, and any By-



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                  Laws adopted by the stockholders; provided, however, that no
                  By-Laws hereafter adopted by the stockholders shall invalidate any prior act of the directors which would have been valid if such By-Laws had not been adopted.

                  EIGHTH; Meetings of stockholders may be held within or without the State of Delaware, as the By-Laws may provide. The books of the Company may be kept (subject to any provision contained in the GCL) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-Laws of the Company.

                  NINTH: The Company reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

                  TENTH: Notwithstanding any other provision of this Certificate, the Bylaws of the Company, or any other provision of law that so empowers the Company, the Company shall not, without the prior written consent of each Trustee under the Indenture and the consent of the entire Board of Directors, amend, alter, change or repeal Articles THIRD, FOURTH, FIFTH or SEVENTH or this Article TENTH of this Certificate of Incorporation.

                  ELEVENTH; For the purposes of this Certificate of Incorporation, the following terms are defined as follows:

                  (1) "Capital Lease Obligation" of any Person means the obligation to pay rent or other payment amounts under a lease of (or other Indebtedness arrangement conveying the right to use) real or personal property of such Person which is required to be classified and accounted for as a capital lease or a liability on the face of a balance sheet of such Person in accordance with generally accepted accounting principles.

                  (2) "Capital Stock" means, with respect to any Person, any and all shares, interests, rights to purchase, warrants or options (whether or not currently exercisable), participations or other equivalents of or interest in (however designated) the equity (which includes, but is not limited to, common stock, preferred stock and partnership and joint venture interests) of such Person (excluding any debt securities that are convertible into, or exchangeable for, such equity).

                  (3) "Incur" means issue, assume, guarantee, incur or otherwise become liable for, provided however, that any Indebtedness or Capital Stock of a Person existing at the time such person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Subsidiary at the time it becomes a Subsidiary. The term "Incurrence" when used as a noun shall have a correlative meaning.

                  (4) "Indebtedness" means at any time (without duplication), with respect to any Person, whether recourse is to all or a portion of the assets of such Person, and whether or not contingent, (i) any obligation of such Person for money borrowed, (ii) any obligation of such Person evidenced by bonds, debentures, notes, guarantees or other similar instruments, including, without limitation, any such obligations incurred in connection with acquisition of Property, assets or businesses, excluding trade accounts payable made in the ordinary




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                  course of business, (iii) any reimbursement obligation of such
                  Person with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of such Person,
                  (iv) any obligations of such Person issued or assumed as the deferred purchase price of Property of services (but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business, which in either case are not more than 60 days overdue or which are being contested in good faith), (v) any Capital Lease Obligation of such Person, (vi) the maximum fixed redemption or repurchase price of Disqualified Stock of such Person and (vii) any obligation of the type referred to in clauses (i) through (vi) of this definition of another Person and all dividends and distributions of another Person the payment of which, in either case, such Person has guaranteed or is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise.

                  (5) "Indenture" means the indenture to be entered into by and among the Company, R&B Falcon Corporation and United States Trust Company, as Trustee (the "Trustee"), relating to the issuance by the Company of $400.0 million of Senior Secured Notes due 2006 and $400.0 million of Senior Secured Notes due 2009.

                  (6) "Issue Date" means the date on which the Secured Notes are originally issued.

                  (7) "Person" means any individual, corporation, partnership, joint venture, trust, unincorporated organization or government or any agency or political subdivision thereof.

                  (8) "Subsidiary" means, with respect to any Person:

                           (a) any corporation of which more than 50% of the total voting power of all classes of the capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors is owned by such Person directly or through one or more other Subsidiaries of such Person, and

                           (b) any entity other than a corporation of which at least a majority of the capital stock or other equity interest (however designated) entitled (without regard to the occurrence of any contingency) or vote in the election of the governing body, partners, managers or others that will control the management of such entity is owned by such Person directly or through one or more other Subsidiaries of such Person.

                  (9) "Subordinated Obligation" means any Indebtedness of the Company or R&B, as the case may be (whether outstanding on the Issue Date or thereafter Incurred) which is subordinate or junior in right of payment to the Secured Notes, the Guarantee or the R&B Loans, as applicable, whether pursuant to a written agreement to that effect or by operation of law.

                  TWELFTH; At least one director of the Company (an "Independent Director") shall be none of (i) a member of the Board of Directors, officer, employee or 10% beneficial owner of the outstanding Capital Stock of any Affiliate or other person or entity owning beneficially more than 10% of the outstanding shares of capital stock of the Company (an "Affiliated Entity") or (ii) a




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         director, officer, employee or 5% beneficial owner of the outstanding
         Capital Stock, of any such Affiliated Entity's Subsidiaries or Affiliates (other than Company).

                  For purposes of this Article TWELFTH, "Affiliate" means, as to any Person, any other Person which directly or indirectly controls, or is under common control with, or is controlled by, such Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "under common control with," and "controlled by") and as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of Voting Stock, by agreement or otherwise, provided, further, that beneficial ownership of 10% or more of the Voting Stock of a Person (on a fully diluted basis) shall be deemed to be control.

4. This Amended and Restated Certificate of Incorporation was duly adopted by the vote of the stockholders in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware.

         IN WITNESS WHEREOF, said RBF Finance Co. has caused this Certificate to be signed by Steven A. Webster, its President, this 25TH day of March 1999.

                                       RBF FINANCE CO.


                                       By:   /s/ LEIGHTON E. MOSS
                                          -------------------------------------
                                             Leighton E. Moss, Vice President








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